EXHIBIT 5.1
Axelrod & Smith
An Association of Professional Corporations
ATTORNEYS AT LAW
5300 Memorial Drive, Suite 1000
Houston, Texas 77007-8292

Robert D. Axelrod, P.C.	Telephone (713) 861-1996
Facsimile (713) 552-0202

June 12, 2020

Torchlight Energy Resources, Inc.
John A. Brda, President
5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093

Ladies and Gentlemen:

We have acted as counsel to Torchlight Energy Resources, Inc., a Nevada corporation (the “Company”), in connection with the proposed issuance by the Company of (i) 7,894,737 shares of the Company’s common stock, par value $0.001 per share, (ii) a Warrant to Purchase Common Stock that is exercisable into 3,157,895 shares of common stock (the “Warrant”) and (iii) 3,157,895 shares of common stock issuable from time to time upon exercise of the Warrant at an exercise price as described in the Warrant, pursuant to the Registration Statement on Form S-3 (No. 333220181) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by the Company on August 25, 2017 and declared effective by the Commission on September 28, 2017, the related base prospectus dated September 28, 2017 (the “Base Prospectus”) and the prospectus supplement dated June 12, 2020 (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement, the Prospectus and the offering of the shares of common stock (including the 7,894,737 shares offered and the 3,157,895 shares issuable upon exercise of the Warrant, collectively, the “Common Stock”) and the Warrant thereunder. For purposes of rendering such opinion, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) the Company’s Articles of Incorporation and amendments thereto, as filed with the Secretary of State of the State of Nevada, as presently in effect, (iv) the Amended and Restated Bylaws of the Company, as presently in effect, (v) the Securities Purchase Agreement, (vi) the Warrant, and (vii) the records of corporate actions of the Company relating to the Registration Statement, the Prospectus and the authorization for issuance and sale of the Common Stock and Warrant, and matters in connection therewith. We have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of officers of the Company. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as copies thereof, and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified.

Our opinion set forth below is limited to the Nevada Revised Statutes.

Our opinion set forth below with respect to the validity or binding effect of any security or obligation may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, (iii) the possible unenforceability under certain circumstances of provisions providing for indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, and (iv) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

Based upon and subject to the foregoing, it is our opinion that the shares of Common Stock and the Warrant are duly authorized for issuance by all necessary corporate action by the Company and when the Common Stock and Warrant are issued and delivered to and paid for by the Purchaser in accordance with the terms and conditions of the Securities Purchase Agreement and the Warrant, the Common Stock and Warrant will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, as amended, filed with the Commission and to the reference to this firm in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Axelrod & Smith

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